Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3), as amended, pertaining to the increase in the amount of securities available for sale under the previously filed Registration Statement on Form S-3 (No. 333-146422, filed on October 11, 2007 and declared effective on October 11, 2007) by $2,218,060, which represents 20% of the $11,090,302 of securities remaining unsold under such previously filed Registration Statement of Chelsea Therapeutics International, Ltd. of our report dated March 10, 2008, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary as of December 31, 2007 and for the years ended December 31, 2007 and 2006 and for the period from April 3, 2002 (inception) to December 31, 2007 included in its Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to our firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Roseland, New Jersey

July 17, 2009